EXHIBIT 99.1

                                                                  April 17, 2008

NORTHERN STATES FINANCIAL
REPORTS IMPROVED FIRST QUARTER RESULTS

Net Interest Income Increases 35 Percent

Dividend Yield Now 4.1 Percent Annualized

WAUKEGAN, IL, April 17, 2008 – Northern States Financial Corporation (Nasdaq: NSFC), holding company for NorStates Bank, today reported earnings for the first quarter of 2008 of $1,201,000, or $.29 per share, compared with $1,529,000, or $.36 per share, for the like quarter of 2007.  The comparable period of 2007 benefited from an addition to net income from a reduction of $1.4 million to the Company’s allowance for loan and lease losses and the corresponding provision for loan loss expense.  This reduction caused after-tax income to increase by $872,000, or $.21 per share, raising the reported net income for the first quarter of 2007 to $1,529,000, or $.36 per share.

The Company’s net interest income, the difference from interest earned on loans and investments and interest paid on deposits and borrowings, increased 35 percent to $5.4 million for the first three months of 2008, an increase of $1.4 million as compared with $4.0 million for the same quarter of 2007.  The growth to net interest income was attributable to increased interest income from loan growth while the Company significantly decreased interest expense by lowering rates paid on deposits and borrowings.  The net interest spread increased to 3.11 percent during the first quarter of 2008 as compared with 1.90 percent during the same quarter of 2007.

Total assets reached $644.8 million at March 31, 2008, increasing $6.6 million from total assets of $638.2 million at December 31, 2007.  Loans increased during the first quarter of 2008 and totaled $465.4 million at March 31, 2008 increasing $29.7 million, or 6.8 percent, from loans of $435.7 million at December 31, 2007.  The increase in loans was primarily due to the marketing efforts of the Company’s loan officers and the higher borrowing demands of its customers.  Deposits increased $8.1 million, or 1.7 percent, compared to December 31, 2007.  Securities sold under repurchase agreements declined $19.7 million from December 31, 2007, which the Company replaced with borrowings of federal funds purchased that totaled $16.9 million at March 31, 2008.

NSFC Press Release
April 17, 2008

The Company made a provision for loan and lease losses of $263,000 during the three months ended March 31, 2008 as compared with the $1.4 million reduction during the same period last year.  Most of the provision during the first quarter of 2008 was due to the loan growth the Company experienced during this period.

 Nonperforming loans and leases were $12.1 million at March 31, 2008 as compared with $12.0 million at year-end 2007.  Nonperforming loans consist of nonaccrual loans that no longer earn interest and accruing loans that are 90 days past due and in the process of collection.

At March 31, 2008, the Company’s nonaccrual loans totaled $6.7 million, a reduction of $4.1 million from $10.8 million at December 31, 2007.  During the first quarter of 2008, the Company received payment on a $2.9 million construction loan after the property was sold.  This loan was classified on nonaccrual status at December 31, 2007.  Also during the first quarter of 2008, the Company reached a settlement agreement with RLI Insurance Company on its remaining nonaccrual lease pools that had been purchased from Commercial Money Center in 2000 and 2001 and insured by RLI.  As a result of the settlement between the Company and RLI, the $2.0 million in these lease pools carried on the Company’s books have been paid off in full with no net effect occurring to income from receipt of the proceeds.

Loans 90 days past due but still accruing interest increased to $5.4 million at March 31, 2008 compared with $1.2 million at December 31, 2007.  These loans are in the process of collection.  Since March 31, 2008, payments were received bringing $3.1 million of these loans back to up-to-date status.

Impaired loans totaled $6.7 million at March 31, 2008, a reduction of $4.0 million from $10.7 million at December 31, 2007.  The Company considers a loan to be impaired if principal and interest will not be collected under the contractual terms of the note and includes nonaccrual loans.

On April 15, 2008, the Board of Directors of the Northern States Financial Corporation declared a semi-annual cash dividend of $.40 per share, increasing from $.37 per share, the previous dividend paid December 1, 2007.  Annualized, this represents a dividend yield of approximately 4.1 percent based on a stock price of approximately $19.48 as of April 11, 2008.  This dividend is payable on June 2, 2008 to stockholders of record at May 15, 2008.

Northern States Financial Corporation is the holding company for NorStates Bank, a full-service commercial bank with eight branches in Lake County, Illinois.  NorStates Bank is the successor to financial institutions dating to 1919.  NorStates Bank serves the populations of northeastern Illinois and southeastern Wisconsin.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including

NSFC Press Release
April 17, 2008

this statement for purposes of invoking these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted.  The Company undertakes no obligation to update these forward-looking statements in the future.  Factors that could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, the potential for further deterioration in the credit quality of the Company’s loan and lease portfolios, uncertainty regarding the Company’s ability to ultimately recover on the loans currently on nonaccrual status, unanticipated changes in interest rates, general economic conditions, increasing regulatory compliance burdens or potential legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, deposit flows, competition, demand for loan products and financial services in the Company’s market area, and changes in accounting principles, policies and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements.

NORTHERN STATES FINANCIAL CORPORATION
KEY PERFORMANCE DATA
($ 000’s, except per share data)

Quarter ended March 31:	2008	2007
Net Income	$1,201	$1,529
Basic Earnings Per Share	$.29	$.36
Return on Average Assets	.75%	.89%
Return on Average Equity	6.48%	8.59%
Efficiency Ratio	67.91%	83.88%
Yield on Interest
Earning Assets	6.22%	5.77%
Cost of Interest
Bearing Liabilities	3.11%	3.87%
Net Interest Spread	3.11%	1.90%
Net Yield on Interest
Earning Assets	3.61%	2.47%

NSFC Press Release
April 17, 2008

NORTHERN STATES FINANCIAL CORPORATION
KEY PERFORMANCE DATA
($ 000’s, except per share data)

	March 31, 2008	Dec. 31, 2007
Total Assets	$644,834	$638,156
Total Loans and Leases	465,396	435,734
Total Deposits	489,010	480,959
Total Stockholders’ Equity	73,819	73,454
Nonperforming Loans and Leases	12,114	11,982
Nonperforming Loans and Leases to Total Loans and Leases	2.60%	2.75%
Impaired Loans and Leases	$6,728	$10,742
Book Value per Share	$17.88	$17.58
Number of Shares Outstanding	4,128,105	4,178,105

NORTHERN STATES FINANCIAL CORPORATION
DIVIDEND HISTORY

	June 1	December 1	Total
2003	$.54	$.54	$1.08
2004	.55	.55	1.10
2005	.55	.07	.62
2006	.30	.35	.65
2007	.35	.37	.72
2008	.40

For Additional Information, Contact:
Fred Abdula, Chairman of the Board (847) 244-6000 Ext. 238
Websites: www.nsfc.com
                  www.nsfc.net

NSFC Press Release
April 17, 2008

NORTHERN STATES FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
March 31, 2008 and December 31, 2007  (In thousands of dollars)
(Unaudited)

	March 31,	December 31,
Assets	2008	2007
Cash and due from banks	$12,106	$14,273
Interest bearing deposits in financial institutions - maturities less than 90 days	119	180
Federal funds sold	2,512	9,181
Total cash and cash equivalents	14,737	23,634
Securities available for sale	139,536	153,277
Loans and leases	465,396	435,734
Less: Allowance for loan and lease losses	(4,829)	(4,606)
Loans and leases, net	460,567	431,128
Federal Home Loan Bank stock	1,445	1,445
Office buildings and equipment, net	9,175	9,198
Other real estate owned	2,857	2,857
Goodwill	9,522	9,522
Core deposit intangible asset	1,274	1,390
Accrued interest receivable and other assets	5,721	5,705
Total assets	$644,834	$638,156
Liabilities and Stockholders' Equity
Liabilities
Deposits
Demand - noninterest bearing	$58,671	$60,015
Interest bearing	430,339	420,944
Total deposits	489,010	480,959
Securities sold under repurchase agreements	47,013	66,797
Federal funds purchased	16,900	0
Subordinated debentures	10,000	10,000
Advances from borrowers for taxes and insurance	1,238	1,066
Accrued interest payable and other liabilities	6,854	5,880
Total liabilities	571,015	564,702
Stockholders' Equity
Common stock	1,789	1,789
Additional paid-in capital	11,584	11,584
Retained earnings	68,184	66,983
Accumulated other comprehensive income, net	457	300
Treasury stock, at cost	(8,195)	(7,202)
Total stockholders' equity	73,819	73,454
Total liabilities and stockholders' equity	$644,834	$638,156

NSFC Press Release
April 17, 2008

NORTHERN STATES FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2008 and 2007
(In thousands of dollars, except per share data)
(Unaudited)

	Three months ended
	March 31,	March 31,
	2008	2007
Interest income
Loans (including fee income)	$7,246	$6,583
Securities
Taxable	1,888	2,622
Exempt from federal income tax	115	71
Federal funds sold and other	70	90
Total interest income	9,319	9,366
Interest expense
Time deposits	2,826	3,118
Other deposits	479	991
Repurchase agreements and federal funds purchased	410	994
Federal Home Loan Bank advances	62	113
Subordinated debentures	159	166
Total interest expense	3,936	5,382
Net interest income	5,383	3,984
Provision for loan losses	263	(1,425)
Net interest income after provision for loan losses	5,120	5,409
Noninterest income
Service fees on deposits	634	656
Trust income	213	211
Other operating income	293	299
Total noninterest income	1,140	1,166
Noninterest expense
Salaries and employee benefits	2,216	2,301
Occupancy and equipment, net	634	598
Data processing	439	379
Legal	84	139
Audit and other professional	352	297
Amortization of intangible assets	116	116
Other operating expenses	589	490
Total noninterest expense	4,430	4,320
Income before income taxes	1,830	2,255
Provision for income taxes	629	726
Net income	$1,201	$1,529

Basic and diluted earnings per share	$0.29	$0.36